Exhibit 10.1
Execution Copy
Amendment No. 1 to
FirstEnergy Corp. Deferred Compensation Plan for Outside Directors
WHEREAS, FirstEnergy Corp. (the “Company”), established the FirstEnergy Corp. Deferred Compensation Plan for Outside Directors, effective December 31, 1997, as amended and restated January 1, 2005 (the “Plan”); and
WHEREAS, Section 9.1 of the Plan generally provides that, prior to a Special Circumstance (as defined in the Plan) and subject to certain conditions, the Plan may be amended from time to time by the Board of Directors of the Company (the “Board”); and
WHEREAS, the Board now desires to amend the Plan to eliminate the twenty percent bonus credit for directors’ fees deferred into the Deferred Stock Fund of the Plan;
NOW, THEREFORE, in accordance with Section 9.1 of the Plan, the Plan is amended, effective as of January 1, 2011, as follows:
1. Section 3.5(b)(1) is hereby amended by the deletion of said Section 3.5(b)(1) in its entirety and the substitution in lieu thereof of a new Section 3.5(b)(1) to read as follows:
“(1) Bonus Credit. With respect to deferrals of Director’s Fees earned for services performed during the calendar years ending prior to January 1, 2011 and that otherwise would have been payable no later than December 31, 2010, at the time such Director’s Fees are initially deferred under this Plan and credited for investment into the Deferred Stock Fund, such Director’s Fees except equity retainer fees shall be increased by a Bonus Credit equal to twenty percent (20%) of such Director’s Fees credited to the Deferred Stock Fund. Any account balance transferred to this Plan from another plan in accordance with Section 2.4 that may be credited to the Deferred Stock Fund shall not be increased by the Bonus Credit.”

2. Section 9.3 is hereby amended by the deletion of said Section 9.3 in its entirety and the substitution in lieu thereof of a new Section 9.3 to read as follows:
“9.3 Automatic Cessation of Bonus Credit and Dividends
Unless the Plan is terminated by the Company prior to the following, the crediting of the 20% Bonus Credit feature of this Plan with respect to Company common stock will automatically cease on January 1, 2011 with respect to Director’s Fees earned for services performed during any calendar years that commence on or after January 1, 2011 and that otherwise would have been payable later than December 31, 2010, or earlier if the maximum share reserve of 500,000 shares of Company common stock is reached.
Unless the Plan is terminated by the Company prior to the following, the crediting of the dividend equivalent feature of this Plan with respect to Company common stock will automatically cease on May 17, 2014 or earlier if the maximum share reserve of 500,000 shares of Company common stock is reached, unless shareholders reapprove this feature the earlier of the prior date or prior to the depletion of the maximum share reserve.”
IN WITNESS WHEREOF, the Board of Directors of FirstEnergy Corp., has caused this Amendment No. 1 to FirstEnergy Corp. Deferred Compensation Plan for Outside Directors to be executed on this 19th day of October, 2010, effective as of the date set forth above.

FIRSTENERGY CORP.
By:	/s/ Anthony J. Alexander
Anthony J. Alexander,
President and Chief Executive Officer of FirstEnergy Corp.

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